PRICING SUPPLEMENT NO. 27                                       Rule 424(b)(3)
DATED: February 25, 1998                                     File No. 333-43565
(To Prospectus dated January 21, 1998
and Prospectus Supplement dated January 21, 1998


                                 $7,096,595,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


Principal Amount:         Floating Rate Notes              Book Entry Notes
$25,000,000               [x]                              [x]

Original Issue Date:      Fixed Rate Notes                 Certificated Notes
March 20, 1998            [_]                              [_]

Maturity Date:
March 23, 2010

Option to Extend Maturity:        No  [x]

                                  Yes [_]   Final Maturity Date:


                                           Optional            Optional
                       Redemption          Repayment           Repayment
Redeemable On          Price(s)            Date(s)             Price(s)
-------------          -----------         ---------           ----------

N/A                    N/A                 N/A                 N/A


Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                      Maximum Interest Rate: N/A

[_]           Commercial Paper Rate       Minimum Interest Rate: N/A

[_]           Federal Funds Rate          Interest Reset Date(s): *

[_]           Treasury Rate               Interest Reset Period: Three Months

[_]           LIBOR Reuters               Interest Payment Date(s): **

[x]           LIBOR Telerate              Redeemable On and After ***

[_]           Prime Rate                  Interest Payment Period: Quarterly

                                          Minimum Coupon:  0.00%

                                          Coupon Day Count: Actual/Actual

[_]           CMT Rate

Initial Interest Rate: ****

Index Maturity:  Three Months

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-----------------------

*        Quarterly on the 23rd of each June, September, December and
         March.

**       Quarterly on the 23rd of each June, September, December and
         March.

*** Commencing on March 23, 1999 and on quarterly dates thereafter, the Notes may be called at 100% of the principal amount, in whole but not in part, at the option of the Company on eight days' calendar notice.

**** The three-month LIBOR rate plus 1.50%, subject to the Accrual Provision, under which the coupon will accrue, as set forth below, for each day that the three-month LIBOR is less than or equal to 8.25% on the accrual determination date for the three-month LIBOR rate. For days that the three-month LIBOR rate is greater than 8.25%, the Minimum coupon accrues. The three-month LIBOR rate will be determined daily, subject to the Rate Cut-off date, which is seven days. The three-month LIBOR for Saturday, Sunday, or a day which is not a New York Business Day or a London Banking Day will be the three-month LIBOR from the immediately prior New York Business Day or London Banking Day, provided further that the three-month LIBOR rate applicable to the preceeding seven New York Business Days to an Interest Payment Date will remain in effect until such Interest Payment Date LIBOR.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.


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